Exhibit (23)(ii)(A)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Offering Circular constituting part of the Registration Statement on Form S-3 (File No. 033-41418) filed with the Securities and Exchange Commission on June 27, 1991 of our report dated March 9, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, on page F-2 in Imperial Oil Limited’s Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the reference to us under the heading “Experts” in such Offering Circular.

/s/   PricewaterhouseCoopers LLP

Chartered Accountants

Toronto, Ontario, Canada
March 9, 2005

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International
Limited, each of which is a separate and independent legal entity.